For Immediate Release
Contact:	Marcy Mutch	NASDAQ: FIBK
	Investor Relations Officer First Interstate BancSystem, Inc. (406) 255-5322 investor.relations@fib.com	www.FIBK.com

First Interstate BancSystem, Inc. Reports First Quarter Earnings

Billings, MT - April 27, 2015 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) reports first quarter 2015 net income of $21.0 million, or $0.46 per share. This compares to net income of $22.8 million, or $0.49 per share, during fourth quarter 2014, and $21.4 million, or $0.48 per share, during first quarter 2014.

FIRST QUARTER HIGHLIGHTS

•	Pre-tax, pre-provision net income of $32.5 million, a 16.5% increase from the same period in the prior year

•	Net interest margin ratio of 3.43%, a 5 basis point improvement compared to fourth quarter 2014

•	Net interest income of $64.3 million, a 10.6% increase from the same period in the prior year

•	Criticized loans declined to 6.8% of total loans as of March 31, 2015, compared to 7.2% as of December 31, 2014

•	12.9% loan growth year-over-year, of which 4.6% was organic

•	13.6% deposit growth year-over-year, of which 5.2% was organic

“We had strong year-over-year improvement in our core earnings during the first quarter of 2015, with an 11% increase in total revenue and a 17% increase in pre-tax, pre-provision income,” said Ed Garding, President and Chief Executive Officer of First Interstate BancSystem, Inc. “Our strong growth in pre-tax, pre-provision income reflects the positive benefits of the Mountain West Bank acquisition, as well as consistent organic growth across most of our key business lines," Garding continued. "We are excited about our pending acquisition of Absarokee Bancorporation, the parent company of United Bank, which will provide a strong presence in a complementary market adjacent to our Billings, Montana headquarters and serve as another catalyst for the profitable growth of our franchise,” said Mr. Garding.

DIVIDEND DECLARATION

On April 20, 2015, the Executive Committee of the Company's board of directors declared a dividend of $0.20 per common share payable on May 15, 2015 to owners of record as of May 1, 2015. This dividend equates to a 3.1% annual yield based on the $26.12 average closing price of the Company's common stock during first quarter 2015.

ACQUISITION

On March 26, 2015, the Company entered into an Agreement and Plan of Merger ("Merger Agreement") to acquire Absarokee Bancorporation, Inc. (“Absarokee”), parent company of United Bank, headquartered in Absarokee, Montana. With total assets of $74 million, Absarokee currently operates United Bank branches in the Montana communities of Absarokee, Columbus and Laurel. Pursuant to the terms of the Merger Agreement, the Company will pay cash consideration of approximately $7.2 million, subject to certain financial performance and other adjustments, the amount of which will be determined prior to the closing date of the transaction. Subject to regulatory approval, the transaction is currently expected to close during third quarter 2015. The Company expects to merge United Bank with its existing bank subsidiary, First Interstate Bank, upon consummation of the transaction.

RESULTS OF OPERATIONS

Net Interest Income. The Company's net interest income, on a fully taxable equivalent basis, decreased $1.2 million to $65.4 million during first quarter 2015, as compared to $66.6 million during fourth quarter 2014, primarily due to two fewer accrual days during first quarter 2015. The impact of the reduction in loan yield was more than offset by an increase in average loans outstanding and a 2 basis point reduction in funding costs during first quarter 2015, as compared to fourth quarter 2014. Interest accretion related to the fair valuation of acquired loans contributed $1.1 million of interest income during both first quarter 2015 and fourth quarter 2014, and recoveries of charged-off loan interest were $591 during first quarter 2015, as compared to $956 during fourth quarter 2014.

The Company's net interest margin ratio increased 5 basis points to 3.43% during first quarter 2015, as compared to 3.38% during fourth quarter 2014. Exclusive of the accelerated interest accretion related to early payoffs of acquired loans and the impact of recoveries of charged-off interest, the Company's net interest margin ratio increased 6 basis points to 3.38% during first quarter 2015, compared to 3.32% during fourth quarter 2014. This increase was primarily driven by a shift in the mix of interest earning assets from lower yielding interest bearing deposits in banks to higher yielding loans and investment securities, which increased the Company's net interest margin ratio by approximately 8 basis points compared to fourth quarter 2014. This increase was partially offset by a 2 basis point decline in the net interest margin ratio due to lower yields on average outstanding loans during first quarter 2015.

Non-Interest Income. Non-interest income decreased $3.6 million to $27.8 million during first quarter 2015, as compared to $31.4 million during fourth quarter 2014. During fourth quarter 2014, the Company recognized gains aggregating $1.2 million on the sale of two bank buildings, received an insurance death benefit of $823 thousand and recorded a volume bonus of $616 thousand from its card payment network. Also contributing to the decrease in non-interest income during first quarter 2015, as compared to fourth quarter 2014, were decreases of $1.2 million in debit card interchange fees resulting from normal seasonal declines in transaction volumes. These decreases were partially offset by a $1.0 million reversal of accrued costs associated with the settlement of secondary investor claims acquired as part of the 2014 Mountain West Financial Corp acquisition.

First quarter 2015 non-interest income increased $3.7 million, as compared to the same period in 2014, primarily due to the reversal of previously accrued settlement costs discussed above combined with increases in income from the origination and sale of mortgage loans. Income from the origination and sale of loans increased $1.2 million, or 27%, to $5.9 million during first quarter 2015, as compared to $4.7 million during first quarter 2014. Overall mortgage loan production increased 53% during first quarter 2015, as compared to first quarter quarter 2014. Loans originated for home purchases accounted for approximately 57% of the Company's mortgage loan production during first quarter 2015, as compared to 71% during fourth quarter 2014 and 68% during first quarter 2014.

Non-Interest Expense. Non-interest expense decreased $2.1 million to $59.6 million during first quarter 2015, as compared to $61.7 million during fourth quarter 2014. First quarter 2015 and fourth quarter 2014 non-interest expense includes $70 thousand and $2.4 million, respectively, of acquisition expenses which the Company considers non-core. Exclusive of these non-core expenses, non-interest expense remained flat during first quarter 2015, as compared to fourth quarter 2014. During first quarter 2015, decreases in advertising, business meals, donations, occupancy and furniture and equipment expenses were largely offset by higher incentive bonus accruals and increases in payroll tax expense that typically occur during the first part of the year until annual compensation tax limits are met.

First quarter 2015 non-interest expense increased $5.3 million, as compared to the same period in 2014, due to the additional operating costs of Mountain West Financial Corp, which was acquired on July 31, 2014, and inflationary wage increases.

BALANCE SHEET

Total loans increased $30 million, or less than 1%, to $4.9 billion as of March 31, 2015, as compared to December 31, 2014. The most notable growth occurred in commercial real estate, commercial and indirect consumer loans, which grew 1.9%, 1.9% and 2.4%, respectively, as compared to December 31, 2014. Growth in commercial real estate, commercial and indirect consumer loans during first quarter 2015, as compared to December 31, 2014, was partially offset by seasonal declines in agricultural and agricultural real estate loans.

Commercial real estate loans increased $31 million, to $1,670 million as of March 31, 2015, from $1,639 million as of December 31, 2014, and commercial loans increased $14 million, to $754 million as of March 31, 2015, from $740 million as of December 31, 2014. Management attributes this growth to continuing business expansion in the Company's market areas and the movement of completed commercial construction projects from construction loans to permanent financing.

Indirect consumer loans grew $13 million to $566 million as of March 31, 2015, from $553 million as of December 31, 2014, due to continuing expansion of the Company's indirect lending program within existing markets.

Agricultural loans decreased $7 million to $118 million as of March 31, 2015, from $125 million as of December 31, 2014. Management attributes this decrease to seasonal reductions in credit lines that typically occur during the first and fourth quarters of each year. In addition, agricultural real estate loans decreased $11 million to $157 million as of March 31, 2015, from $168 million as of December 31, 2014, primarily due to scheduled repayments.

Total deposits decreased $38 million, or less than 1.0%, to $7.0 billion as of March 31, 2015, as compared to December 31, 2014, with all deposit categories except savings deposits showing decreases. The mix of deposits continued to shift away from time deposits to savings and non-interest bearing demand deposits. As of March 31, 2015, the mix of total deposits was 25% non-interest bearing demand, 30% interest bearing demand, 28% savings and 17% time. This compares to 26% non-interest bearing demand, 30% interest bearing demand, 26% savings and 18% time as of December 31, 2014.

ASSET QUALITY

Non-performing assets grew to $94 million, or 1.11% of total assets, as of March 31, 2015, from $78 million, or 0.91% of total assets as of December 31, 2014. Non-accrual loans, the largest component of non-performing assets, increased $12 million, to $74 million as of March 31, 2015, from $62 million as of December 31, 2014, primary due to placement of the loans of one commercial and one commercial real estate borrower on non-accrual status.

Criticized loans declined to $335 million, or 6.8% of total loans as of March 31, 2015, compared to $353 million, or 7.2% of total loans as of December 31, 2014. This decline in the level of criticized loans is primarily due to borrower repayment of loan balances.

The Company recorded a provision for loan losses of $1.1 million during first quarter 2015, compared to $118 thousand during fourth quarter 2014. Higher provision for loan losses recorded during first quarter 2015, as compared to fourth quarter 2014, is reflective of increases in loss exposure on non-performing loans. The Company's allowance for loan losses as a percentage of period end loans remained stable at 1.53% as of March 31, 2015, compared to 1.52% as of December 31, 2014.

CAPITAL

Pursuant to a stock repurchase program approved by the Company's Board of Directors on January 22, 2015, the Company repurchased and retired 565,875 shares of its Class A common stock during first quarter 2015. The shares were repurchased in open market transactions at an average purchase price of $25.93 per share. Under the stock repurchase program, the Company may repurchase up to an additional 434,125 shares of its Class A common stock.

On January 1, 2015, the Company adopted the revised regulatory capital framework in accordance with the Basel III international accord. At March 31, 2015, the Company exceeded all "well-capitalized" regulatory capital adequacy requirements.

First Quarter 2015 Conference Call for Investors

First Interstate BancSystem, Inc. will host a conference call to discuss first quarter 2015 results at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time) on Tuesday, April 28, 2015. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-877-507-0356 or by logging on to www.FIBK.com. The call will be recorded and made available for replay after 1:00 p.m. Eastern Time (11:00 a.m. Mountain Time) on April 28, 2015 through 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) on May 28, 2015, by dialing 1-877-344-7529 (using conference ID 10063615). The call will also be archived on our website, www.FIBK.com, for one year.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates 80 banking offices, including detached drive-up facilities, in 42 communities in Montana, Wyoming and western South Dakota. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities and other entities throughout the Company's market areas.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified as those that include words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. The following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this report: continuing or worsening business and economic conditions, adverse economic conditions affecting Montana, Wyoming and western South Dakota, credit losses, lending risk, adequacy of the allowance for loan losses, impairment of goodwill, changes in interest rates, access to low-cost funding sources, dependence on the Company’s management team, ability to attract and retain qualified employees, governmental regulation and changes in regulatory, tax and accounting rules and interpretations, failure of technology, inability to meet liquidity requirements, failure to manage growth, competition, ineffective internal operational controls, environmental remediation and other costs, reliance on external vendors, litigation pertaining to fiduciary responsibilities, failure to effectively implement technology-driven products and services, soundness of other financial institutions, inability of our bank subsidiary to pay dividends, implementation of new lines of business or new product or service offerings, change in dividend policy, volatility of Class A common stock, decline in market price of Class A common stock, dilution as a result of future equity issuances, uninsured nature of any investment in Class A common stock, voting control of Class B stockholders, anti-takeover provisions, controlled company status, and subordination of common stock to Company debt.
These factors are not necessarily all of the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5390
www.FIBK.com

RST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Financial Summary
(Unaudited, $ in thousands, except per share data)

	2015	2014
INCOME STATEMENT SUMMARIES	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Net interest income	$64,325	$65,516	$65,082	$59,727	$58,136
Net interest income on a fully-taxable equivalent ("FTE") basis	65,381	66,585	66,129	60,806	59,243
Provision for loan losses	1,095	118	261	(2,001)	(5,000)
Non-interest income:
Other service charges, commissions and fees	9,867	11,429	10,458	9,699	9,156
Income from the origination and sale of loans	5,906	5,554	7,346	6,380	4,660
Wealth management revenues	4,937	4,775	5,157	4,609	4,455
Service charges on deposit accounts	3,944	4,432	4,331	3,929	3,875
Investment securities gains (losses), net	6	(19)	(8)	17	71
Other income	3,122	5,190	2,079	1,937	1,889
Total non-interest income	27,782	31,361	29,363	26,571	24,106
Non-interest expense:
Salaries and wages	25,349	23,717	25,914	24,440	22,442
Employee benefits	7,780	6,812	7,841	7,164	8,313
Occupancy, net	4,492	4,770	4,534	4,253	4,239
Furniture and equipment	3,793	4,120	3,338	3,157	3,201
Outsourced technology services	2,463	2,468	2,346	2,309	2,300
Other real estate owned income, net	(61)	(61)	(58)	(134)	(19)
Core deposit intangible amortization	854	855	688	354	354
Non-core expenses	70	2,368	5,052	597	—
Other expenses	14,852	16,604	15,303	13,780	13,508
Total non-interest expense	59,592	61,653	64,958	55,920	54,338
Income before taxes	31,420	35,106	29,226	32,379	32,904
Income taxes	10,440	12,330	10,071	11,302	11,511
Net income	$20,980	$22,776	$19,155	$21,077	$21,393
Core net income**	$21,020	$24,260	$22,302	$21,438	$21,349
Pre-tax, pre-provision net income**	$32,515	$35,224	$29,487	$30,378	$27,904

PER COMMON SHARE DATA
Net income - basic	$0.46	$0.50	$0.43	$0.48	$0.49
Net income - diluted	0.46	0.49	0.42	0.47	0.48
Core net income - diluted	0.46	0.53	0.49	0.48	0.48
Cash dividend paid	0.20	0.16	0.16	0.16	0.16
Book value at period end	20.13	19.85	19.40	18.95	18.60
Tangible book value at period end**	15.36	15.07	14.61	14.71	14.37

OUTSTANDING COMMON SHARES
At period-end	45,429,468	45,788,415	45,672,922	44,255,012	44,390,095
Weighted-average shares - basic	45,378,230	45,485,548	44,911,858	44,044,260	43,997,815
Weighted-average shares - diluted	45,840,191	46,037,344	45,460,288	44,575,963	44,620,776

SELECTED ANNUALIZED RATIOS
Return on average assets	1.00%	1.05%	0.93%	1.12%	1.16%
Core return on average assets**	1.00	1.12	1.09	1.14	1.16
Return on average common equity	9.38	10.09	8.55	10.18	10.74
Core return on average common equity**	9.40	10.75	9.96	10.36	10.72
Return on average tangible common equity**	12.35	13.34	11.17	13.16	14.00
Net FTE interest income to average earning assets	3.43	3.38	3.55	3.54	3.52

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Financial Summary - continued
(Unaudited, $ in thousands)

	2015		2014
BALANCE SHEET SUMMARIES	Mar 31		Dec 31	Sept 30	Jun 30	Mar 31
Assets:
Cash and cash equivalents	$637,803		$798,670	$819,963	$503,648	$610,531
Investment securities	2,340,904		2,287,110	2,169,774	2,093,985	2,095,088
Loans held for investment:
Commercial real estate	1,670,829		1,639,422	1,686,509	1,464,947	1,452,967
Construction real estate	406,305		418,269	367,420	361,009	354,349
Residential real estate	997,123		999,903	957,282	894,502	868,836
Agricultural real estate	156,734		167,659	158,940	162,428	160,570
Consumer	768,462		762,471	745,482	707,035	670,406
Commercial	754,149		740,073	736,908	727,482	707,237
Agricultural	117,569		124,859	136,587	130,280	108,376
Other	377		3,959	2,316	2,016	3,626
Mortgage loans held for sale	55,758		40,828	62,938	56,663	38,471
Total loans	4,927,306		4,897,443	4,854,382	4,506,362	4,364,838
Less allowance for loan losses	75,336		74,200	74,231	78,266	81,371
Net loans	4,851,970		4,823,243	4,780,151	4,428,096	4,283,467
Premises and equipment, net	192,748		195,212	207,181	180,341	179,942
Goodwill and intangible assets (excluding mortgage servicing rights)	216,815		218,870	218,799	187,502	187,858
Company owned life insurance	154,741		153,821	152,761	138,899	138,027
Other real estate owned, net	15,134		13,554	18,496	16,425	16,594
Mortgage servicing rights, net	14,093		14,038	13,894	13,443	13,474
Other assets	104,334		105,418	100,333	89,040	92,844
Total assets	$8,528,542		$8,609,936	$8,481,352	$7,651,379	$7,617,825

Liabilities and stockholders' equity:
Deposits:
Non-interest bearing	$1,757,664		$1,791,364	$1,637,151	$1,533,484	$1,458,460
Interest bearing	5,210,495		5,214,848	5,322,348	4,645,558	4,676,677
Total deposits	6,968,159		7,006,212	6,959,499	6,179,042	6,135,137
Securities sold under repurchase agreements	462,073		502,250	432,478	462,985	488,898
Accounts payable, accrued expenses and other liabilities	58,335		72,006	63,713	51,456	48,770
Long-term debt	43,048		38,067	36,882	36,893	36,905
Subordinated debentures held by subsidiary trusts	82,477		82,477	102,916	82,477	82,477
Total liabilities	7,614,092		7,701,012	7,595,488	6,812,853	6,792,187
Stockholders' equity:
Common stock	310,544		323,596	321,132	283,697	286,553
Retained earnings	599,727		587,862	572,362	560,469	546,444
Accumulated other comprehensive income (loss)	4,179		(2,534)	(7,630)	(5,640)	(7,359)
Total stockholders' equity	914,450		908,924	885,864	838,526	825,638
Total liabilities and stockholders' equity	$8,528,542		$8,609,936	$8,481,352	$7,651,379	$7,617,825

CONSOLIDATED CAPITAL RATIOS
Total risk-based capital	15.43%	*	16.15%	16.34%	16.69%	16.83%
Tier 1 risk-based capital	13.94	*	14.52	14.71	15.02	15.16
Tier 1 common capital to total risk-weighted assets	12.58	*	13.08	12.89	13.45	13.55
Leverage Ratio	8.78	*	9.61	10.42	10.35	10.27
Tangible common stockholders' equity to tangible assets**	8.39		8.22	8.07	8.72	8.58

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Financial Summary - continued
(Unaudited, $ in thousands)

	2015	2014
ASSET QUALITY	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
Allowance for loan losses	$75,336	$74,200	$74,231	$78,266	$81,371
As a percentage of period-end loans	1.53%	1.52%	1.53%	1.74%	1.86%

Net charge-offs (recoveries) during quarter	$(41)	$149	$4,296	$1,104	$(1,032)
Annualized as a percentage of average loans	0.00%	0.01%	0.36%	0.10%	(0.10)%

Non-performing assets:
Non-accrual loans	$73,941	$62,182	$71,915	$79,166	$88,114
Accruing loans past due 90 days or more	5,175	2,576	1,348	1,494	1,664
Total non-performing loans	79,116	64,758	73,263	80,660	89,778
Other real estate owned	15,134	13,554	18,496	16,425	16,594
Total non-performing assets	94,250	78,312	91,759	97,085	106,372
As a percentage of:
Total loans and OREO	1.91%	1.59%	1.88%	2.15%	2.43%
Total assets	1.11%	0.91%	1.08%	1.27%	1.40%

ASSET QUALITY TRENDS	Provision for Loan Losses	Net Charge-offs (Recoveries)	Allowance for Loan Losses	Accruing Loans 30-89 Days Past Due	Accruing TDRs	Non-Performing Loans	Non-Performing Assets
Q1 2012	$11,250	$7,929	$115,902	$58,531	$36,838	$185,927	$230,683
Q2 2012	12,000	25,108	102,794	55,074	35,959	136,374	190,191
Q3 2012	9,500	13,288	99,006	48,277	35,428	127,270	167,241
Q4 2012	8,000	6,495	100,511	34,602	31,932	110,076	142,647
Q1 2013	500	3,107	97,904	41,924	35,787	100,535	133,005
Q2 2013	375	(249)	98,528	39,408	23,406	105,471	128,253
Q3 2013	(3,000)	2,538	92,990	39,414	21,939	96,203	114,740
Q4 2013	(4,000)	3,651	85,339	26,944	21,780	96,671	112,175
Q1 2014	(5,000)	(1,032)	81,371	41,034	19,687	89,778	106,372
Q2 2014	(2,001)	1,104	78,266	24,250	23,531	80,660	97,085
Q3 2014	261	4,296	74,231	38,400	20,956	73,263	91,759
Q4 2014	118	149	74,200	28,848	20,952	64,758	78,312
Q1 2015	1,095	(41)	75,336	40,744	16,070	79,116	94,250

CRITICIZED LOANS	Special Mention	Substandard	Doubtful	Total
Q1 2012	$242,071	$276,165	$93,596	$611,832
Q2 2012	220,509	243,916	81,473	545,898
Q3 2012	223,306	229,826	66,179	519,311
Q4 2012	209,933	215,188	42,459	467,580
Q1 2013	197,645	197,095	43,825	438,565
Q2 2013	192,390	161,786	52,266	406,442
Q3 2013	180,850	168,278	42,415	391,543
Q4 2013	159,081	154,100	45,308	358,489
Q1 2014	174,834	161,103	31,672	367,609
Q2 2014	160,271	155,744	29,115	345,130
Q3 2014	156,469	156,123	39,450	352,042
Q4 2014	154,084	163,675	34,854	352,613
Q1 2015	140,492	156,887	37,476	334,855

*Preliminary estimate - may be subject to change.
**See Non-GAAP Financial Measures included herein for a discussion regarding core net income, pre-tax, pre-provision net income, tangible book value per common share, core return on average assets, core return on average common equity, return on average tangible common equity and tangible common stockholders' equity to tangible assets.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited, $ in thousands)

	Three Months Ended
	March 31, 2015			December 31, 2014			March 31, 2014
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$4,895,146	$59,816	4.96%	$4,870,509	$61,619	5.02%	$4,344,993	$54,192	5.06%
Investment securities (2)	2,294,433	9,641	1.70	2,195,178	9,413	1.70	2,108,643	9,370	1.80
Interest bearing deposits in banks	546,583	389	0.29	745,171	504	0.27	368,784	231	0.25
Federal funds sold	1,174	2	0.69	597	—	—	1,099	1	0.37
Total interest earnings assets	7,737,336	69,848	3.66	7,811,455	71,536	3.63	6,823,519	63,794	3.79
Non-earning assets	752,077			774,963			664,441
Total assets	$8,489,413			$8,586,418			$7,487,960
Interest bearing liabilities:
Demand deposits	$2,089,203	$506	0.10%	$2,148,522	$538	0.10%	$1,837,714	$512	0.11%
Savings deposits	1,882,816	628	0.14	1,845,601	634	0.14	1,639,484	595	0.15
Time deposits	1,220,590	2,175	0.72	1,252,410	2,369	0.75	1,172,866	2,317	0.80
Repurchase agreements	479,525	54	0.05	481,901	56	0.05	456,557	66	0.06
Other borrowed funds	4	—	—	11	—	—	6	—	—
Long-term debt	38,113	515	5.48	38,037	558	5.82	36,909	473	5.20
Subordinated debentures held by subsidiary trusts	82,477	589	2.90	98,930	796	3.19	82,477	588	2.89
Total interest bearing liabilities	5,792,728	4,467	0.31	5,865,412	4,951	0.33	5,226,013	4,551	0.35
Non-interest bearing deposits	1,723,001			1,751,023			1,403,822
Other non-interest bearing liabilities	66,391			74,378			50,185
Stockholders’ equity	907,293			895,605			807,940
Total liabilities and stockholders’ equity	$8,489,413			$8,586,418			$7,487,960
Net FTE interest income		65,381			66,585			59,243
Less FTE adjustments (2)		(1,056)			(1,069)			(1,107)
Net interest income from consolidated statements of income		$64,325			$65,516			$58,136
Interest rate spread			3.35%			3.30%			3.44%
Net FTE interest margin (3)			3.43%			3.38%			3.52%
Cost of funds, including non-interest bearing demand deposits (4)			0.24%			0.26%			0.28%

(1)	Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.

(2)	Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.

(3)
Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4)	Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus non-interest bearing deposits.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, this release contains certain non-GAAP financial measures that management uses to provide supplemental perspectives on capital adequacy, operating results, performance trends and financial condition. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. As a result, the usefulness of these measures to investors may be limited, and they should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

The Company adjusts certain capital adequacy measures to exclude intangible assets except mortgage servicing rights. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators, are useful to investors in evaluating the Company's performance due to the importance that analysts place on these ratios and also allow investors to compare certain aspects of the Company's capitalization to other companies.

The Company also adjusts earnings and certain performance ratios to exclude certain non-core revenues and expenses, including investment securities net gains or losses, acquisition expenses consisting primarily of travel expenses and professional fees, and nonrecurring litigation expenses. Management believes these non-GAAP financial measures are useful to investors in evaluating operating trends by excluding amounts which the Company views as unrelated to its normalized operations. These non-core income and expense adjustments are presented net of estimated income tax expense.

In addition, the Company adjusts net income to exclude income tax expense and provision for loan losses. Management believes this non-GAAP financial measure is useful to investors in in evaluating operating trends by excluding pre-tax amounts which the Company views as fluctuating widely based on economic conditions.

The following table reconciles the above described non-GAAP financial measures to their most directly comparable GAAP financial measures as of the dates indicated.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited, $ in thousands, except share and per share data)

		2015	2014
As Of or For the Quarter Ended		Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
Net income		$20,980	$22,776	$19,155	$21,077	$21,393
Add back: income tax expense		10,440	12,330	10,071	11,302	11,511
Add back: provision for loan losses		1,095	118	261	(2,001)	(5,000)
Pre-tax, pre-provision net income		$32,515	$35,224	$29,487	$30,378	$27,904

Net income		$20,980	$22,776	$19,155	$21,077	$21,393
Adj: investment securities (gains) losses, net		(6)	19	8	(17)	(71)
Plus: acquisition & nonrecurring litigation expenses		70	2,368	5,052	597	—
Adj: income taxes		(24)	(903)	(1,913)	(219)	27
Total core net income	(A)	21,020	24,260	22,302	21,438	21,349

Total non-interest income		$27,782	$31,361	$29,363	$26,571	$24,106
Adj: investment securities (gains) losses, net		(6)	19	8	(17)	(71)
Total core non-interest income		27,776	31,380	29,371	26,554	24,035
Net interest income		64,325	65,516	65,082	59,727	58,136
Total core revenue		$92,101	$96,896	$94,453	$86,281	$82,171

Total non-interest expense		$59,592	$61,653	$64,958	$55,920	$54,338
Less: acquisition & nonrecurring litigation expenses		(70)	(2,368)	(5,052)	(597)	—
Core non-interest expense		$59,522	$59,285	$59,906	$55,323	$54,338

Total quarterly average stockholders' equity	(B)	$907,293	$895,605	$888,464	$830,117	$807,940
Less: average goodwill and other intangible assets (excluding mortgage servicing rights)		(218,511)	(218,407)	(208,346)	(187,710)	(188,078)
Average tangible common stockholders' equity	(C)	$688,782	$677,198	$680,118	$642,407	$619,862

Total stockholders' equity, period-end		$914,450	$908,924	$885,864	$838,526	$825,638
Less: goodwill and other intangible assets (excluding mortgage servicing rights)		(216,815)	(218,870)	(218,799)	(187,502)	(187,858)
Total tangible common stockholders' equity	(D)	$697,635	$690,054	$667,065	$651,024	$637,780

Total assets		$8,528,542	$8,609,936	$8,481,352	7,651,379	7,617,825
Less: goodwill and other intangible assets (excluding mortgage servicing rights)		(216,815)	(218,870)	(218,799)	(187,502)	(187,858)
Tangible assets	(E)	$8,311,727	$8,391,066	$8,262,553	$7,463,877	$7,429,967

Total quarterly average assets	(F)	$8,489,413	$8,586,418	$8,150,404	$7,556,122	$7,487,960

Total common shares outstanding, period end	(G)	45,429,468	45,788,415	45,672,922	44,255,012	44,390,095
Weighted-average common shares - diluted	(H)	45,840,191	46,037,344	45,460,288	44,575,963	44,620,776

Core earnings per share, diluted	(A/H)	$0.46	$0.53	$0.49	$0.48	$0.48
Tangible book value per share, period-end	(D/G)	15.36	15.07	14.61	14.71	14.37

Annualized net income	(I)	$85,086	$90,361	$75,995	$84,540	$86,761
Annualized core net income	(J)	85,248	96,249	88,481	85,988	86,582

Core return on average assets	(J/F)	1.00%	1.12%	1.09%	1.14%	1.16%
Core return on average common equity	(J/B)	9.40	10.75	9.96	10.36	10.72
Return on average tangible common equity	(I/C)	12.35	13.34	11.17	13.16	14.00
Tangible common stockholders' equity to tangible assets	(D/E)	8.39	8.22	8.07	8.72	8.58